As filed with the Securities and Exchange Commission on June 6, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASB BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	45-2463413
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

11 Church Street, Asheville, North Carolina	28801
(Address of Principal Executive Offices)	(Zip Code)

ASB Bancorp, Inc.

2012 Equity Incentive Plan

(Full title of the plan)

Copies to:
Suzanne S. DeFerie	Eric S. Kracov, Esq.
President and Chief Executive Officer	Suzanne A. Walker, Esq.
ASB Bancorp, Inc.	Kilpatrick Townsend & Stockton LLP
11 Church Street	607 14th Street, NW, Suite 900
Asheville, North Carolina 28801	Washington, DC 20005
(Name and address of agent for service)	(202) 508-5800

(828) 254-7411

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock $0.01 par value	781,837 (2)	$13.62	$10,648,619.00	$1,221.00

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the ASB Bancorp, Inc. 2012 Equity Incentive Plan (the “Equity Plan”) as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of ASB Bancorp, Inc. (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).
(2)	Represents 558,455 shares which may be issued upon the exercise of options to purchase shares of the Common Stock and 223,382 shares of Common Stock which may be distributed upon the vesting of stock awards under the Equity Plan.
(3)	Estimated solely for the purpose of calculating the registration fee. Represents the average of the high and low prices for the Common Stock as reported on June 4, 2012 in accordance with 17 CFR Section 230.457(c) and 230.457(h).

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 (Plan Information) and 2 (Registrant Information and Employee Plan Annual Information). The documents containing the information for the ASB Bancorp, Inc. 2012 Equity Incentive Plan (the “Equity Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Equity Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed or to be filed by ASB Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K which includes the consolidated balance sheets of the Registrant and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of income (loss), comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011. The Form 10-K was filed with the SEC on March 27, 2012 (File No. 001-35279).

(b) The Registrant’s Quarterly Report in Form 10-Q for the calendar quarter ended March 31, 2012 filed with the SEC on May 14, 2012 (File No. 001-35279).

(c) The description of the Registrant’s common stock contained in Registrant’s Form 8-A12B as filed with the SEC on August 12, 2011 (File No. 001-35279).

(d) The Corporation’s Current Report on Form 8-K (other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K) filed with the SEC on May 25, 2012.

(e) All documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K or Form 8-K/A).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable, as the Registrant’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

The Articles of Incorporation of ASB Bancorp, Inc. provide as follows:

ARTICLE XI

Indemnification

In addition to and apart from the indemnification provided for in the North Carolina Business Corporation Act, the Corporation shall provide indemnification to its directors as follows:

(A) Indemnity. Any person who at any time serves or has served as a director of the Corporation shall have a right to be indemnified by the Corporation to the full extent allowed by applicable law against liability and litigation expense arising out of or connected with such status or activities in such capacity. “Liability and litigation expense” shall include costs and expenses of litigation (including reasonable attorneys fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. In no circumstances, however, shall the Corporation indemnify any such person against any liability or litigation expense incurred on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Corporation.

(B) Determination of Right to Indemnity. Promptly after the final disposition or termination of any matter which involves liability or litigation expense as described in Section A of this Article XI or at such earlier time as it sees fit, the Corporation shall determine whether any person described in Section A of this Article XI is entitled to indemnification thereunder. Such determination shall be limited to the following issues: (i) whether the persons to be indemnified are persons described in Section A of this Article XI, (ii) whether the liability or litigation expense incurred arose out of the status or activities of such persons as described in Section A of this Article XI, (iii) whether the liability was actually incurred and litigation expense was actually and reasonably incurred, and (iv) whether the liability and litigation expense were incurred on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Corporation. Such determination shall be made by a majority vote of directors who were not parties to the action, suit or proceeding (or, in connection with “threatened” actions, suits or proceedings, who were not “threatened parties”). If at least two such disinterested directors are not obtainable, or, even if obtainable, if at least half of the number of disinterested directors so direct, such determination shall be made by independent legal counsel in written opinion.

(C) Advance Expenses. Litigation expense incurred by a person described in Section A of this Article XI in connection with a matter described in Section A of this Article XI shall be paid by the Corporation in advance of the final disposition of the matter, if the Corporation receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined as provided in Section B of this Article XI to be entitled to be indemnified by the Corporation. Requests for payments in advance of final disposition or termination shall be submitted in writing to the Corporation unless this requirement is waived by the Corporation. Before the first such payment is made, the Corporation shall have received the written undertaking referred to herein and notice of the request for advance payment shall have been given to the members of the board of directors.

Notwithstanding the foregoing, no advance payment shall be made as to any payment or portion of a payment for which the determination is made that the person requesting payment will not be entitled to indemnification. Such determination may be made only by a majority vote of disinterested directors or by independent legal counsel as next provided. If there are not at least two disinterested directors, then notice of all requests for advance payment shall be delivered for review to independent legal counsel for the Corporation. Such counsel shall have the authority to disapprove any advance payment or portion of a payment for which it plainly and unavoidably appears that the person requesting payment will not be entitled to indemnification.

(D) Settlements. The Corporation shall not be obligated to indemnify persons described in Section A of this Article XI for any amounts paid in settlement unless the Corporation consents in writing to the settlement. The Corporation shall not unreasonably withhold its consent to proposed settlements. The Corporation’s consent to a proposed settlement shall not constitute an agreement by the Corporation that any person is entitled to indemnification hereunder; the Corporation shall waive the requirement of this Section for its written consent as fairness and equity may require.

(E) Application for Indemnity or Advances. A person described in Section A of this Article XI may apply to the Corporation in writing for indemnification or to advance expenses. Such application shall be addressed to the secretary, or, in the absence of the secretary, to any officer of the Corporation. The Corporation shall respond in writing to such applications as follows: to a request for indemnity under Section B of this Article XI, within ninety days after receipt of the application; to a request for advance expenses under Section C of this Article XI, within fifteen days after receipt of the application. The right to indemnification or advance expenses provided herein shall be enforceable in any court of competent jurisdiction. A legal action may be commenced if a claim for indemnity or advance expenses is denied in whole or in part, or upon the expiration of the time periods provided above. In any such action, the claimant shall be entitled to prevail upon establishing that he or she is entitled to indemnification or advance expenses but the Corporation shall have the burden of establishing, as a defense, that the liability or expense was incurred on account of activities which were, at the time taken, known or believed by the claimant to be clearly in conflict with the best interests of the Corporation. In any such action, if the claimant establishes the right to indemnification, he or she shall also have the right to be indemnified against the litigation expense (including a reasonable attorney’s fee) of such action.

(F) Incidents of Right of Indemnification. The right of indemnification provided herein shall not be deemed exclusive of any other rights to which any persons seeking indemnity may be entitled apart from the provisions of this Article XI, except there shall be no right to indemnification as to any liability or litigation expense for which such person is entitled to receive payment under any insurance policy other than a directors’ and officers’ liability insurance policy maintained by the Corporation. Such right shall inure to the benefit of the heirs and legal representatives of any persons entitled to such right. Any person who at any time after the adoption of this Article XI serves or has served in any status or capacity described in Section A of this Article XI, shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Any repeal or modification of this Article XI shall not affect any rights or obligations then existing. The right provided herein shall not apply as to persons serving corporations that are hereafter merged into or combined with the Corporation, except after the effective date of such merger or combination and only as to status and activities after such date.

(G) Savings Clause. If this Article XI or any portion hereof shall be invalidated on any ground by any court or agency of competent jurisdiction, then the Corporation shall nevertheless indemnify each person described in Section A of this Article XI to the full extent permitted by the portion of this Article XI that is not invalidated and also to the full extent (not exceeding the benefits described herein) permitted or required by other applicable law.

Item 7.	Exemption from Registration Claimed

None.

Item 8.	Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

3.1	Articles of Incorporation of ASB Bancorp, Inc.(1)

3.2	Bylaws of ASB Bancorp, Inc.(2)

5.0	Opinion of Kilpatrick Townsend & Stockton LLP as to the legality of the Common Stock to be issued

23.1	Consent of Kilpatrick Townsend & Stockton LLP (contained in the Opinion filed as Exhibit 5.0 hereto)

23.2	Consent of Dixon Hughes Goodman LLP

24.0	Power of Attorney (contained on the signature page)

99.1	ASB Bancorp, Inc. 2012 Equity Incentive Plan(3)

99.2	Form of Equity Award Agreements

(1)	Incorporated by reference to the Exhibit 3.1 in the Registrant’s Registration Statement on Form S-1 filed with the SEC on May 26, 2011.
(2)	Incorporated by reference to the Exhibit 3.2 in the Registrant’s Registration Statement on Form S-1 filed with the SEC on May 26, 2011.
(3)	Incorporated by reference to the Registrant’s definitive proxy statement on Form DEF14A filed with the SEC on April 12, 2012.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That: Paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of the issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, ASB Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Asheville, State of North Carolina, on June 6, 2012.

ASB BANCORP, INC.

By:	/s/ Suzanne S. DeFerie
Suzanne S. DeFerie
President, Chief Executive Officer and Director
(Principal executive officer)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Suzanne S. DeFerie) constitutes and appoints Suzanne S. DeFerie, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Suzanne S. DeFerie	President, Chief Executive Officer	June 6, 2012
Suzanne S. DeFerie	and Director
(Principal executive officer)

/s/ Kirby A. Tyndall	Executive Vice President and	June 6, 2012
Kirby A. Tyndall	Chief Financial Officer
(Principal financial and accounting officer)

/s/ Patricia S. Smith	Chairperson of the Board of Directors	June 6, 2012
Patricia S. Smith

/s/ John B. Gould	Vice Chairperson of the Board of Directors	June 6, 2012
John B. Gould

/s/ John B. Dickson	Director	June 6, 2012
John B. Dickson

/s/ Leslie D. Green	Director	June 6, 2012
Leslie D. Green

/s/ Kenneth E. Hornowski	Director	June 6, 2012
Kenneth E. Hornowski

/s/ Stephen P. Miller	Director	June 6, 2012
Stephen P. Miller

/s/ Wyatt S. Stevens	Director	June 6, 2012
Wyatt S. Stevens

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

3.1	Articles of Incorporation of ASB Bancorp, Inc.	Incorporated by reference to the Exhibit 3.1 in the Registrant’s Registration Statement on Form S-1.

3.2	Bylaws of ASB Bancorp, Inc.	Incorporated by reference to the Exhibit 3.2 in the Registrant’s Registration Statement on Form S-1.

5.0	Opinion of Kilpatrick Townsend & Stockton LLP	Filed herewith.

23.1	Consent of Kilpatrick Townsend & Stockton LLP	Included in Exhibit 5.0.

23.2	Consent of Dixon Hughes Goodman LLP	Filed herewith.

24.0	Power of Attorney	Located on the signature page.

99.1	ASB Bancorp, Inc. 2012 Equity Incentive Plan	Incorporated by reference to the Registrant’s definitive proxy statement on Form DEF14A filed with the SEC on April 12, 2012.

99.2	Form of Equity Award Agreements	Filed herewith.